COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS EQUITY DIVIDEND FUND AND THE STANDARD
AND POOR'S 500 COMPOSITE STOCK PRICE INDEX


EXHIBIT A:

                 DREYFUS        STANDARD & POOR'S
                   EQUITY         500 COMPOSITE
  PERIOD         DIVIDEND          STOCK PRICE
                   FUND               INDEX*

 12/29/95           10,000                   10,000
  1/31/96           10,368                   10,340
  4/30/96           10,621                   10,692
  7/31/96           10,293                   10,523
 10/31/96           11,293                   11,662
  1/31/97           12,113                   13,062
  4/30/97           12,669                   13,378
  7/31/97           15,246                   16,007
 10/31/97           14,607                   15,406


*Source: Lipper Analytical Services, Inc.